FIRST AMENDMENT TO THE
                          RESTATED (SEPTEMBER 30, 1999)
                  RUBY TUESDAY, INC. 1996 STOCK INCENTIVE PLAN


         THIS FIRST AMENDMENT is made as of October 5, 2000, by RUBY TUESDAY, INC., a corporation organized and existing under the laws of the State of Georgia (hereinafter called the "Company").


                              W I T N E S S E T H:


         WHEREAS, the Company maintains the Ruby Tuesday, Inc. 1996 Stock Incentive Plan (the "Plan"), restated as of September 30, 1999.

         WHEREAS, as a result of the two-for-one stock split effected by the Company as of May 19, 2000, the total number of shares reserved for issuance pursuant to the Plan is now 12,000,000.

         WHEREAS, the Company wishes to amend the Plan primarily to increase the per employee limit on the number of shares of stock that may be subject to options or stock appreciation rights granted to a single employee during any fiscal year of the Company.

         WHEREAS, the Board of Directors of the Company has duly approved and authorized this amendment to the Plan.

         NOW, THEREFORE, the Company does hereby amend the Plan, effective upon approval of the Company's shareholders at the Company's fiscal year 2000 Annual Meeting of Shareholders, by deleting the last sentence of Section 2.4 in its entirety and by substituting therefor the following:

         "To the extent required under Code Section 162(m) and the regulations issued thereunder for compensation to be treated as qualified performance-based compensation, the maximum number of shares of Stock with respect to which Options and Stock Appreciation Rights may be granted during any fiscal year of the Company to any Participant who is an employee (a "Covered Employee") may not exceed 750,000, subject to adjustment in accordance with Section 5.2. In applying this limitation, if an Option or Stock Appreciation Right, or any portion thereof, granted to an employee is cancelled or repriced for any reason, then the shares of Stock attributable to such cancellation or repricing either shall continue to be counted as an outstanding grant or shall be counted as a new grant, as the case may be, against the Covered Employee's individual limit for the applicable fiscal year."

         The adoption of the First Amendment is conditioned upon, and subject to, the approval of the First Amendment by the stockholders of the Company

                  Except as specifically provided herein, the Plan shall remain in full force and effect as prior to this First Amendment.

         IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed on the day and year first above written.

                                 RUBY TUESDAY, INC.

                                 By:  ______________________________________
                                 Samuel E. Beall, III
                                 Chairman and Chief Executive Officer

Attest:

By: _______________________________
         Daniel T. Cronk
Secretary

         [CORPORATE SEAL]